UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  December 8, 2015

Anchor Bancorp
(Exact name of registrant as specified in its charter)

Washington	001-34965	26-3356075
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

601 Woodland Square Loop, SE
Lacey, Washington  98530
(Address of principal executive offices and zip code)

(360) 491-2250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 9, 2015, Anchor Bancorp (the “Company”) announced that it had entered into a Standstill Agreement with Joel S. Lawson IV (“Mr. Lawson”) and newly appointed director Varonica S. Ragan (“Ms. Ragan”).  Ms. Ragan was recommended by Mr. Lawson for appointment to the Company’s Board of Directors (the “Board”) pursuant to that certain Annual Meeting Agreement entered into between the Company and Mr. Lawson on October 21, 2015 in connection with the Company’s 2015 Annual Meeting of Shareholders (the “Annual Meeting Agreement”). The Standstill Agreement supplements the Annual Meeting Agreement, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2015 and is incorporated by reference herein.  Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Annual Meeting Agreement.

Pursuant to the Standstill Agreement, Ms. Ragan’s appointment to the Board and to the Board of Directors of its financial institution subsidiary, Anchor Bank (the “Bank”) commenced on December 9, 2015.  The Standstill Agreement is effective until 30 days before the date that shareholder nominations of directors are due to be submitted for the Company’s 2016 Annual Meeting of Shareholders (the “Standstill Period”).  During the Standstill Period, Mr. Lawson, the Lawson Affiliates and Ms. Ragan have agreed not to, among other things, solicit proxies in opposition to any recommendations or proposals of the Board, initiate or solicit shareholder proposals or seek to place any representatives on the Board (other than any substitute director), oppose any proposal or director nomination submitted by the Board to the Company’s shareholders, vote for any nominee to the Board other than those nominated or supported by the Board, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Standstill Agreement will prevent Ms. Ragan from expressing her views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company, or initiate litigation against the Company.  Pursuant to the Standstill Agreement, each of Mr. Lawson, Ms. Ragan and the Company also entered into a Non-Disclosure Agreement, which is attached as Exhibit A to the Standstill Agreement.

A copy of the press release is attached hereto as Exhibit 99.1, and a copy of the Standstill Agreement is attached hereto as Exhibit 10.2.

The foregoing description is qualified in its entirety by reference to the full text of the press release and the Standstill Agreement, which are incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          Appointment of New Directors

The Company and the Bank appointed Ms. Ragan to their respective Boards of Directors effective December 9, 2015.  The appointment of Ms. Ragan as a Director of the Company and the Bank was in connection with the Annual Meeting Agreement and the Standstill Agreement.  Pursuant to the Annual Meeting Agreement, Ms. Ragan will serve as the Chairman of the Board’s newly established Strategic Planning Committee.

Ms. Ragan is a certified public accountant and has been employed at Brighton Jones LLC, Seattle, Washington  as Chief  Compliance Officer and Director of Accounting and Finance, a position she has held since August 2015.  Prior to that, Ms. Ragan had served as Director of Finance and Accounting since November 2013 when she was employed by Brighton Jones LLC.  From October 2011 until September 2013, Ms. Ragan was employed by KPMG as Senior Audit Manager and was responsible for the audit of financial institutions with complex accounting issues.  Ms. Ragan also served as Chief Financial Officer of Core Business Bank, Bellevue, Washington, from March 2010 until September 2011.  Prior to that, Ms. Ragan was Senior Audit Manager for Moss Adams LLP from July 2005 until March 2010.  From June 1998 until July 2005, Ms. Ragan was a Commissioned Examiner for the Federal Deposit Insurance Corporation.  Ms. Ragan is a graduate of Washington State University and also is a graduate of the Pacific Coast Banking School.  She also has served as Committee Chair of the Washington State Society of CPA Accounting, Auditing and Review Standards Committee since June 2005, which she currently chairs.

There are no family relationships between Ms. Ragan and any director or other executive officer of the Company and the Bank and Ms. Ragan has not engaged in any transaction with the Company and the Bank that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)   Effective December 8, 2015, the Company amended its Bylaws to increase the number of directors from seven to eight members and to provide that directors could participate in regular meetings of the Board of Directors by conference telephone or similar communications equipment.

A copy of the Company’s Amended and Restated Bylaws are attached hereto as Exhibit 3.2.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

3.2           Amended and Restated Bylaws of Anchor Bancorp

       10.1         Agreement in Connection with Anchor Annual Meeting between Anchor Bancorp and Joel S. Lawson IV dated October 21, 2015
                              (attached as Exhibit 10.1 to Anchor’s Current Report on Form 8-K filed on October 23, 2015, and incorporated herein by reference)

              10.2         Standstill Agreement and Non-Disclosure Agreement by and among Anchor Bancorp, Joel S. Lawson IV and Varonica S. Ragan
                              dated December 8, 2015

99.1        Press Release of Anchor Bancorp dated December 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANCHOR BANCORP

Date: December 10, 2015	By: /s/ Jerald L. Shaw
Jerald L. Shaw President and Chief Executive Officer